FOR IMMEDIATE RELEASE:	CONTACT:
February 3, 2004	Steven Wingfield (301) 564-3354
Mari Angeles Major-Sosias (301) 564-3353

USEC Inc. Earns $10.7 Million in 2003 on Improved Gross Margin
– Company Expects Net Income of $6 to $8 Million in 2004
Reflecting Increased Commitment to The American Centrifuge –

     Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income of $10.7 million or $.13 per share for the year ended December 31, 2003, compared to a loss of $3.3 million or $.04 per share in 2002. For the quarter ended December 31, 2003, USEC reported net income of $0.9 million or $.01 per share, compared to a loss of $15.9 million or $.19 per share during the same period in 2002. To provide investors with a clearer understanding of financial results from the Company’s government contract services, USEC now reports billings for government contract services in revenue and the cost of these services as expenses. This change has no impact on net income.

     For the year, lower purchase and production costs improved gross profit to $165.1 million, 79 percent higher than a year earlier. The gross margin was 11.3 percent compared to 6.6 percent in the previous year. Expenses for advanced technology development, reported below the gross profit line, were $21.9 million higher than in 2002 as USEC accelerated its timetable for demonstrating the American Centrifuge technology. This accelerated investment had the effect of reducing net income by $26.5 million in 2003 and by $11.4 million in 2002. USEC expects to continue its substantial investment of profits in the American Centrifuge, which should position the Company to build and operate the world’s most efficient uranium enrichment technology.

     “Our financial performance continues to improve and we’ve made substantial strides in our strategic initiatives,” said William H. Timbers, USEC president and chief executive officer. “We made progress in signing new contracts at today’s improved prices and signed $2.1 billion in future sales during 2003, which has increased our backlog. We continue our clear focus on the future efficiency of USEC’s enrichment operations through our substantial investment in the American Centrifuge. We are confident that we’re on the right track.”

Revenue and Cost of Sales

     Revenue for the year was $1,460 million, up from $1,397 million in 2002. Higher sales volume and prices for natural uranium offset a previously projected decline in Separative Work Unit (SWU) revenue. Revenue from sales of natural uranium more than doubled to

—more—

USEC Inc.
6903 Rockledge Drive, Bethesda, MD 20817-1818
Telephone 301-564-3391 Fax 301-564-3211 http://www.usec.com

USEC Reports Earnings

$169.1 million; of this amount $71 million of the uranium sold was provided by uranium generated from underfeeding in the production process or from third-party suppliers. For the fourth quarter, revenue was $430 million, compared to $383 million in the same period a year earlier.

     USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, quarterly comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

     Revenue from sales of the SWU component of low-enriched uranium was down in 2003 due to the lingering effect of lower-priced contracts signed in the late 1990s when foreign competitors sold unfairly priced SWU in the United States. Sales volume in 2003 was 4 percent lower compared to a year earlier and average SWU prices billed to customers were 1.6 percent lower. Market prices for SWU improved beginning in 2001 and USEC has been signing new long-term contracts at these higher prices.

     Unit production costs in 2003 declined 4 percent due in part to steps taken by USEC to lower labor costs through workforce reductions and to use its electric power more efficiently. Lower purchase costs in the first year of a market-based pricing agreement with Russia under the Megatons to Megawatts program helped to reduce overall SWU unit cost of sales by 6 percent in 2003. The effect of lower purchase costs will continue to benefit cost of sales in future periods due to the Company’s average inventory cost methodology and its significant SWU inventories.

     Selling, general and administrative expenses were $15.3 million higher than 2002 due to costs related to the early retirement of two senior executives, an increase in insurance premiums, higher consultant fees, and an increase in franchise taxes.

American Centrifuge Plant Site Selected

     USEC announced in January that it selected Piketon, Ohio as the location for its state-of-the-art gas centrifuge uranium enrichment plant. The American Centrifuge is expected to be the world’s most efficient enrichment technology and help improve USEC’s competitive position by lowering its cost structure. This advanced technology will use only 5 percent of the electricity required by a comparably sized gaseous diffusion plant. USEC selected Piketon for its mix of economic benefits, existing buildings designed specifically for centrifuge machines, seismic stability and schedule advantage.

     USEC has completed refurbishment of the Centrifuge Technology Center in Oak Ridge, Tennessee where key components of centrifuge machines have been fabricated and are undergoing testing in preparation for the demonstration that begins in Piketon in 2005.

     Spending on advanced technology, primarily the American Centrifuge, totaled $44.8 million in 2003, an increase of 96 percent over the $22.9 million spent in 2002. These development costs are charged to expense. Costs associated with the commercial facility will begin to be capitalized in 2004. USEC expects the commercial centrifuge plant will cost up to $1.5 billion and the plant will reach its 3.5 million SWU capacity by 2010.

—more—

USEC Reports Earnings

Outlook

     USEC expects revenue to be approximately $1.4 billion in 2004, with about half coming in the fourth quarter due to timing of customer orders. SWU revenue will be impacted by the temporary shutdown of 10 power reactors of a major Japanese customer (See Other Business Matters, below). Revenue includes expected natural uranium sales of about $170 million, of which $70 million will be from uranium underfeeding in the production process or provided by third-party uranium suppliers. Revenue from government contract services is not expected to change significantly from 2003.

     In 2004, USEC expects to invest approximately $70 million in the American Centrifuge. Of this amount, $50 million related to development work will be expensed, which has the effect of reducing USEC’s net income by about $30 million. Approximately $20 million related to the commercial centrifuge plant is expected to be capitalized in 2004.

     Given the substantial investment in the American Centrifuge referenced above, USEC expects net income in 2004 to be in a range of $6 to $8 million. The gross profit margin should remain at 11 percent, about the same as 2003.

     Cash flow from operating activities in 2003 was $144.9 million, reflecting sales from inventory, and the cash balance at December 31, 2003, was $249.1 million. This was higher than previous guidance due to the timing of customer collections and the change in payment date for power contract termination costs. USEC anticipates that operating cash flow in 2004 will be in a range of $(110) to $(130) million and that capital expenditures unrelated to the American Centrifuge will be in a range of $10 to $15 million. The Company anticipates ending the year with a cash balance in a range of $40 to $60 million and that net cash flow from operating activities will again return to positive levels in 2005. USEC has no short-term debt, and the debt to total capitalization ratio is 36 percent.

Other Business Matters

•	USEC, Ohio Valley Electric Corp. (OVEC) and the Department of Energy (DOE) reached agreements in principle on a majority of the terms resolving termination of a power contract in 2003. The agreement is expected to cover a portion of postretirement benefits for OVEC employees and retirees, and shutdown costs when the plants are ultimately retired. The cash payment is expected to be made in the first quarter of 2004.

•	A Japanese customer continues to seek regulatory permission to restart 10 nuclear reactors that were shut down for special inspections in early 2003. USEC supplies about half of the low-enriched uranium for these reactors, and the continued delay in restarting the reactors postpones the utility’s requirement for reloading fuel. These temporary shutdowns will impact 2004 revenue, and USEC expects that 2005 revenue will also be adversely affected.

—more—

USEC Reports Earnings

•	USEC continues to process and clean a portion of its uranium inventory that contains elevated levels of technetium (Tc99). The Company received this uranium from DOE prior to privatization and has been implementing a unique process since July 2002 for reducing the contaminants to meet industry standards so that it may be sold or used in uranium enrichment production. Through December 31, 2003, USEC had cleaned 3,544 metric tons of the 9,550 metric tons of affected uranium. Under the DOE-USEC Agreement, DOE is obligated to replace or remediate the contaminated uranium.

     This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with DOE regarding uranium inventory remediation and the use of advanced technology and facilities, satisfactory performance of the centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

# # #

USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS)(Unaudited)
(millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
		As restated (a)		As restated (a)
Revenue:
Separative work units	$327.2	$314.7	$1,125.2	$1,192.0
Uranium	64.9	32.3	169.1	81.4
Government contract services	37.4	36.0	166.0	123.4

Total revenue	429.5	383.0	1,460.3	1,396.8
Cost of sales	377.8	373.4	1,295.2	1,304.7

Gross profit	51.7	9.6	165.1	92.1
Special charge (credit) for consolidating plant operations	—	—	—	(6.7	)(b)
Advanced technology development costs	13.6	10.0	44.8	22.9
Selling, general and administrative	27.9	15.9	69.4	54.1

Operating income (loss)	10.2	(16.3)	50.9	21.8
Interest expense	9.7	9.3	38.4	36.5
Interest (income)	(.8)	(1.0)	(5.4)	(7.0)

Income (loss) before income taxes	1.3	(24.6)	17.9	(7.7)
Provision (credit) for income taxes	.4	(8.7)	7.2	(4.4)

Net income (loss)	$.9	$(15.9)	$10.7	$(3.3)

Net income (loss) per share – basic and diluted	$.01	$(.19)	$.13	$(.04)
Dividends per share	$.1375	$.1375	$.55	$.55
Average number of shares outstanding	82.5	81.7	82.2	81.4

(a)	USEC performs contract services for DOE and DOE contractors at the Portsmouth and Paducah plants. Beginning in the fourth quarter of 2003, billings for government contract services are reported as part of revenue, and costs to perform government contract services are reported as part of costs and expenses. In earlier periods, the net amount of income or expense for government contract services had been reported as part of other income (expense, net). The statements of income (loss) for prior periods have been restated to conform to the current presentation. There is no effect on net income (loss) or net income (loss) per share as a result of the change in presentation or the restatement of prior periods.

(b)	The special credit of $6.7 million ($4.2 million or $.05 per share after tax) in 2002 represents a change in estimate of costs for consolidating plant operations.

USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	December 31,	December 31,
	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	$249.1	$171.1
Accounts receivable – trade	254.5	225.4
Inventories	883.2	862.1
Other	39.9	29.1

Total Current Assets	1,426.7	1,287.7
Property, Plant and Equipment, net	185.1	190.9
Other Assets
Deferred income taxes	52.5	50.8
Prepayment and deposit for depleted uranium	47.1	46.1
Prepaid pension benefit costs	76.3	83.8
Inventories	266.1	390.2

Total Other Assets	442.0	570.9

Total Assets	$2,053.8	$2,049.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$221.5	$218.5
Payables under Russian Contract	119.3	106.6
Deferred revenue and advances from customers	25.8	45.0
Uranium owed to suppliers	45.0	—

Total Current Liabilities	411.6	370.1
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	13.5	21.2
Depleted uranium disposition	53.5	57.9
Postretirement health and life benefit obligations	138.1	137.8
Other liabilities	50.9	48.1

Total Other Liabilities	256.0	265.0
Stockholders’ Equity	886.2	914.4

Total Liabilities and Stockholders’ Equity	$2,053.8	$2,049.5

USEC Reports Earnings

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended
	December 31,
	2003	2002
Cash Flows from Operating Activities
Net income (loss)	$10.7	$(3.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29.3	28.4
Depleted uranium disposition	(5.4)	(11.2)
Deferred revenue and advances from customers	(26.9)	(25.3)
Deferred income taxes	(1.7)	5.6
Changes in operating assets and liabilities:
Accounts receivable – net decrease	1.5	118.1
Inventories – net decrease	117.7	71.9
Payables under Russian Contract – increase	12.7	6.8
Accounts payable and other – net increase	7.0	10.0

Net Cash Provided by Operating Activities	144.9	201.0

Cash Flows Used in Investing Activities
Capital expenditures	(24.9)	(40.2)

Net Cash (Used in) Investing Activities	(24.9)	(40.2)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(45.2)	(44.7)
Deferred financing costs	—	(4.7)
Common stock issued	3.2	2.3

Net Cash (Used in) Financing Activities	(42.0)	(47.1)

Net Increase	78.0	113.7
Cash and Cash Equivalents at Beginning of Year	171.1	57.4

Cash and Cash Equivalents at End of Year	$249.1	$171.1

Supplemental Cash Flow Information:
Interest paid	$34.7	$33.1
Income taxes paid (refund)	(10.0)	(5.4)